Exhibit 4(ff)

                  Lease Agreement for Public Land Managed by
                    Export Processing Zone Administration,
                          Ministry of Economic Affairs

     Ref. No. (89) Nan-Her-Chien-Tzu #015

     This lease agreement (hereinafter referred to as the "Agreement") made and entered into by and between Advanced Semiconductor Engineering Inc. (hereinafter referred to as the "Lessee") and the Export Processing Zone Administration, Ministry of Economic Affairs (hereinafter referred to as the "Lessor") for the lease of one plot of public land within the Nantze Export Processing Zone.

     1.   Leased Land Designation, Area and Rental Charge:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Rental      Public
                    Land Designation                                       Rental    Charge    Facilities
         -------------------------------------                    Area     Charge      per     Construction
 Asset                                   Lot       District      Rented    per m2     Month     Charge Per
 Number  District  Section  Subsection  Number  Classification    (m2)      (NT$)     (NT$)     Month (NT$)        Notes
-----------------------------------------------------------------------------------------------------------------------------------
  CL046   Nantze   Hoping       2nd       626                   2,307.00    11.50    26,530          0         Approval for rental
         District  Section   Subsection                                                                        per letter of Jing-
                                                                                                               Chia-Chu (89)
                                                                                                               Her-Chien-Tzu
                                                                                                               #005423 (dated June
                                                                                                               5, 2000)
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                           2,307.00    11.50    26,530          0
-----------------------------------------------------------------------------------------------------------------------------------

     2.   The rental period shall be from July 1, 2000 to June 30, 2010.

     3. The leased land may be used only by enterprises permitted to operate in the Export Processing Zone for the construction of offices, plant buildings, warehouses or workplaces or by the regulatory authorities for the establishment of branch offices within the Nantze Export Processing Zone.

     4. If, during the period of validity of the Agreement, the Lessee ceases to use all or part of the leased land, it shall immediately apply to terminate the Agreement; it shall not transfer, sublet or lend the land to a third party.

     5. If the Lessee rents the land for the construction of a plant building or other building, besides leaving setback of 3 meters between the building and land rented by other parties, it shall also leave setback of 6 meters on any side facing onto a main road, 5 meters on any side facing onto an inner ring road or secondary road, and 4 meters on any side facing onto a tertiary road. The Lessee shall pay for and undertake the putting in order and greening of the land reserved for setback.

     6. If the Lessee rents the land for the construction of a plant building or other building, in principle the building shall have at least two stories. The building area shall not be less than 50% or more than 70% of the total area rented and shall be handled according to the following rules:

          (1) No buildings shall be erected on the land reserved for setback on the four sides of the land based on the needs of fire prevention, lighting, transportation, beautification etc.

          (2) At least 20% of the land area remaining after the deduction of the land reserved for setback must be left vacant and not built thereon.

     7.   The Lessee shall pay NT$26,530 for rental charge as specified in
          Article 1 of the Agreement at the appointed agency of national treasury. A penalty of fines shall be levied for arrears in payment as follows:

          (1) An additional 5% of the rental is added for arrears in payment for over one month and less than two months;


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          (2)  An additional 10% of the rental is added for arrears in payment for over two months and less than three months; and

          (3) An additional 15% of the rental is added for arrears in payment for over three months and less than four months.

          If payment of the rental charge, other fees and breach of contract penalty is overdue by more than four months, in addition to continuing to press for payment, the Lessor may also terminate the Agreement.

     8. If the government adjusts the land value in accordance with relevant law, the rental charge shall be adjusted according to the new land value beginning on the first day of the month following the month in which the new land value was announced, and the Lessee shall raise no objection thereto.

     9. If the Lessee leases the land for construction of a plant building or other building, the Lessee shall complete the construction within three months of the execution of this Agreement, and shall complete construction of the building in accordance with the plan. If the Lessee does not begin construction of the building on schedule, or if, after applying for an extension, the Lessee still fails to begin construction within the new time limit, or if the Lessee fails to complete construction in accordance with the plan, the Lessor may terminate the Agreement and take back the land. Any rental charges and public utilities construction charges already paid will not be returned to the Lessee. If there are any uncompleted buildings on the land, the Lessor may dispose of these in accordance with the law, or may require the Lessee to remove them; the Lessee shall raise no objection to this, and may not refuse to remove the buildings if asked to do so.

     10. If, in order to construct a plant building or other building, the Lessee needs to dig up the roads, drainage pipes (or water supply pipes) or other public facilities in the Export Processing Zone, it shall apply to the Lessor for approval in advance and shall pay a deposit. Once the work has been completed and the public facilities restored to their original condition, the deposit will be returned, without interest; the deposit will not be returned if the above requirements are violated.

     11. The Lessor may terminate the Agreement by notifying the Lessee in the event that any of the following occurs:

          (1) If the Lessee uses the land in a way which violates any of the provisions of this Agreement;

          (2) If the buildings belonging to the Lessee are purchased by price negotiation or compulsory purchase in accordance with Article 12 of the Regulations Governing the Establishment and Management of Export Processing Zones;

          (3) If the Lessee is in arrears in the payment of the rental charge and other charges by four months or more; or

          (4) If any other circumstances arise which permit the termination of the Agreement in accordance with the Civil Code or with the Land Law.

     12. If the Agreement is terminated in accordance with the preceding Article, the land shall be returned immediately. If there are any buildings belonging to the Lessee on the land, the buildings shall be sold within two years to another enterprise operating in the Export Processing Zone approved by the Export Processing Zone Administration or its branch office; the land rental charge for the period up until sale of the buildings shall be paid in accordance with Article 7 of this Agreement. If the Lessee fails to dispose of the buildings in accordance with this Article, or if the disposal procedures have not been completed after two years, the Lessor may handle the matter in accordance with the law, or may purchase by price negotiation all facilities and goods belonging to the Lessee within the buildings on the rented land; the Lessee shall raise no objection thereto.

     13. If, on the expiry of this Agreement, the Lessee wishes to renew the Agreement, it shall submit a written application for renewal of the Agreement to the Lessor at least three months prior to the expiration of the Agreement. If the Lessee does not apply to renew the Agreement by the expiry of the Agreement, the Lessee shall return the land immediately on the expiry of the Agreement. Any buildings belonging to the Lessee on the leased land shall be sold within six months to another enterprise operating in the Export Processing Zone approved by the Export Processing Zone Administration or its branch office; the land rental charge for the period up until sale of the buildings shall be paid in accordance with Article 7 of this Agreement. If the Lessee fails to dispose of the buildings in accordance with this Article, or if the disposal procedures have not been completed after six months, it shall be deemed to breach the Agreement. The Lessor may dispose or purchase all buildings belonging to the Lessee on the leased land and all facilities and goods within the buildings in accordance with the law; the Lessee shall raise no objection thereto.

     14. This Agreement has been executed in two originals and shall take effect upon execution. The Lessor and Lessee shall each retain one original. In the event of a dispute arising with respect to this Agreement, the court of first instance shall be determined by the Lessor.

     Parties to the Agreement:

     Lessee:   Advanced Semiconductor Engineering Inc.
               Authorized or legal representative:Jason Chang
               Address: 26 Ching San Road, Nantze Export Processing Zone Company registration number: Jing Chia Chu Hsin Tzu #3413

     Lessor:   Export Processing Zone Administration,
                 Ministry of Economic Affairs
               Legal representative: Pan Tin-bai
               Address: 600 Chiachang Road, Nantze District, Kaohsiung City

Date: June 26, 2000